AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 20h day of March, 2014, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Advisor Series Trust:

Exhibit II is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Pzena

Exhibit II to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
Pzena Mid Cap Focused Value Fund	On or after March 20, 2014
Pzena Emerging Markets Focused Value Fund	On or after March 20, 2014
Pzena Long/Short Value Fund	On or after March 20, 2014

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at March, 2014

Annual Fee Based Upon Average Net Assets Per Fund*
__ basis points on the first $__ million
__ basis points on the next $__ million
__ basis points on the balance above $__ million
Minimum annual fee:  $__ per fund (normally $___ per fund)

▪ Additional fee of $__ for each additional class
▪ Additional fee of $__ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

Section 15(c) Reporting
▪ $__ /fund per report – first class
▪ $__ /additional class report

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $___ /fund (normally $___ per fund)
▪ $___ / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

* Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

(signature on the following page)

Pzena

Exhibit II (continued) to the Advisors Series Trust Fund Administration Servicing

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit II.

Pzena Investment Management, LLC

By: /s/ William L. Lipsey

Printed Name: William L. Lipsey

Title: President                                      Date: March 20, 2014

Pzena	3